VOTING AGREEMENT


      VOTING AGREEMENT, dated as of May 13, 2005 ("Agreement"), between HydroGen LLC, an Ohio limited liability company ("Company"), and Keating Reverse Merger Fund, LLC, a Delaware limited liability company ("Shareholder").

      WHEREAS, as of the date hereof, Shareholder owns beneficially of record or has the power to vote, or direct the vote of, 7,545,000 shares of common stock ("Chiste Common Stock"), of Chiste Corporation, a Nevada corporation ("Chiste");

      WHEREAS, the Company proposes to enter into a Exchange Agreement, dated as of even date herewith ("Exchange Agreement"; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Exchange Agreement), which provides, upon the terms and subject to the conditions thereof, for the contribution by the members of the Company of their membership interests to Chiste in exchange for a substantial amount of Chiste Series B Preferred Stock ("Exchange"); and

      WHEREAS, as a condition to the Company and Chiste entering into the Exchange Agreement, the Company, for itself and the members of the Company, has requested that the Shareholder agree, and, in order to induce Company to enter into the Exchange Agreement, the Shareholder has agreed, to enter into this Agreement;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Exchange Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                   TRANSFER AND VOTING OF CHISTE COMMON STOCK

      SECTION 1.01 Transfer of Chiste Common Stock. Shareholder shall not, directly or indirectly, (a) sell, pledge or otherwise dispose of any or all of Shareholder's Chiste Common Stock, (b) deposit any of its Chiste Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any of its Chiste Common Stock or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, option or other arrangement or undertaking (other than the Exchange Agreement) with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any its Chiste Common Stock.

      SECTION 1.02 Vote in Favor of Exchange. Shareholder, solely in such Shareholder's capacity as a Shareholder of Chiste, agrees to vote (or cause to be voted) all of its Chiste Common Stock currently beneficially owned by Shareholder, and all Chiste Common Stock which such Shareholder acquires in the future, at any meeting of the Shareholders of Chiste, and in any action by written consent of the Shareholders of Chiste, (i) in favor of the adoption of the Exchange Agreement and approval of the Exchange and the other transactions contemplated by the Exchange Agreement or necessary or pertinent to the Exchange, (ii) against any merger, consolidation, sale of assets, recapitalization or other business combination involving Chiste (other than the Exchange) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Chiste under the Exchange Agreement or that would result in any of the conditions to Chiste's obligations under the Exchange Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Exchange Agreement. This agreement to vote extends to no other matter, except as specifically enumerated above.

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      SECTION 1.03 Grant of Proxy; Further Assurances. (a) Shareholder, by this
Agreement, with respect to all Chiste Common Stock over which it has voting authority and any Chiste Common Stock hereinafter acquired by such Shareholder over which it may have voting authority, does hereby irrevocably constitute and appoint Joshua Tosteson and/or Andrew Thomas , acting individually or jointly, or any nominee, with full power of substitution, as his or its true and lawful attorney and proxy, for and in his or its name, place and stead, to vote each of such Chiste Common Stock as such Shareholder's proxy, at every annual, special or adjourned meeting of the Shareholders of Chiste (including the right to sign his or its name (as Shareholder) to any consent, certificate or other document relating to Chiste that may be permitted or required by applicable law) (i) in favor of the adoption of the Exchange Agreement and approval of the Exchange and the other transactions contemplated by the Exchange Agreement, (ii) against any merger, consolidation, sale of assets, recapitalization or other business combination involving Chiste (other than the Exchange) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Chiste under the Exchange Agreement or that would result in any of the conditions to Chiste's obligations under the Exchange Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Exchange Agreement. Shareholder acknowledges receipt and review of a copy of the Exchange Agreement. This proxy extends to no other matter, except as enumerated above.

      (b) Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in the Company the power to carry out the provisions of this Agreement.

      SECTION 1.04 Termination. The obligations of the Shareholder pursuant to this Article I (including the grant of the proxy in Section 1.03) shall terminate upon the earlier of (i) the consummation of the Exchange, or (ii) the date of the termination of the Exchange Agreement.

      SECTION 1.05 Obligations as Director and/or Officer. If Shareholder or any of its affiliates or nominees is a member of the board of directors of Chiste (a "Director") or an officer of Chiste (an "Officer"), nothing in this Agreement shall be deemed to limit or restrict the Director or Officer acting in his or her capacity as a Director or Officer of Chiste, as the case may be, and exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to Shareholder solely in his or her capacity as a shareholder of Chiste and shall not apply to his or her actions, judgments or decisions as a Director or Officer of Chiste.


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                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES;
                          COVENANTS OF THE SHAREHOLDER

      Shareholder hereby severally represents warrants and covenants to Company as follows:

      SECTION 2.01 Organization; Authorization. Shareholder has full legal capacity and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered by Shareholder, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

      SECTION 2.02 No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by Shareholder do not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate any Legal Requirement applicable to Shareholder or by which any property or asset of Shareholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of Shareholder, including, without limitation, the Chiste Common Stock, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Shareholder of the transactions contemplated by this Agreement.

      (b) The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by Shareholder of Shareholder's obligations under this Agreement. Except pursuant to this Agreement, Shareholder does not have any understanding with a third party in effect with respect to the voting of any Chiste Common Stock.

      SECTION 2.03 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Shareholder or any of Shareholder's affiliates, threatened against Shareholder or any of Shareholder's affiliates or any of their respective properties or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to


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materially delay or impair Shareholder's ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against such Shareholder or any of Shareholder's affiliates, or, to the knowledge of such Shareholder of any of Shareholder's affiliates, any of their respective directors or officers, in the case of a corporate entity (in their capacities as such), that would prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to have a material adverse effect on Shareholder's ability to consummate the transactions contemplated by this Agreement.

      SECTION 2.04 Title to Chiste Common Stock. Shareholder is the legal or beneficial owner of its Chiste Common Stock free and clear of all encumbrances. Except for this Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of such Chiste Common Stock. Such Chiste Common Stock is all the securities of Chiste owned of record or beneficially by Shareholder on the date of this Agreement.

      SECTION 2.05 Absence of Claims. Shareholder has no knowledge of any causes of action or other claims that could have been asserted by the Shareholder against Chiste or any of its predecessors, successors, assigns, directors, employees, agents or representatives arising out of facts or circumstances occurring at any time on or prior to the date hereof and in any way relating to any duty or obligation of Chiste or any Shareholder. Shareholder further represents and warrants that it will not bring for itself or cause to be asserted any claims or other actions against Chiste based on any fact or circumstance occurring at anytime prior to the Closing Date.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES;
                              COVENANTS OF COMPANY

      Company hereby represents, warrants and covenants to the Shareholder as follows:

      SECTION 3.01 Organization; Authorization. The Company is a limited liability corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement has been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Shareholder, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

      SECTION 3.02 No Conflict; Required Filings and Consents.


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      (a) The execution and delivery of this Agreement by the Company and the performance of this Agreement by the Company does not, and the performance of this Agreement will not, (i) conflict with or violate any of the terms of the incorporating and operating documentation of the Company, or (ii) conflict with or violate any Legal Requirement applicable to the Company or by which the Company or any of its property or assets is bound or affected.

      (b) The execution and delivery of this Agreement by the Company and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act and state securities laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                               GENERAL PROVISIONS

      SECTION 4.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.01):

        (a) if to the Company:

                          HydroGen LLC
                          1801 Route 51 South
                          Jefferson Hills, Pennsylvania  15025
                          Attention:  Joshua Tosteson, President/Managing Member

        (b) if to Shareholder:

                          Keating Reverse Merger Fund, LLC
                          5251 DTC Parkway, Suite 1090
                          Greenwood Village, CO USA 80111-2739
                          Attention:  Mr. Timothy J. Keating, Manager

      SECTION 4.02 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 4.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.


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      SECTION 4.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

      SECTION 4.05 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other parties hereto.

      SECTION 4.06 Fees and Expenses. Except as otherwise provided herein, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

      SECTION 4.07 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

      SECTION 4.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado applicable to contracts executed in and to be performed in that State.

      SECTION 4.09 Disputes. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Colorado state or federal court sitting in the County of Denver, Colorado.

      SECTION 4.10 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 4.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


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      SECTION 4.12 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the Actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

      SECTION 4.13 Exchange Agreement. All references to the Exchange Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.


                           [Signature page(s) follows]


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HydroGen LLC

By:  /s/ Joshua Tosteson
       Joshua Tosteson, President/Managing Member


Keating Reverse Merger Fund, LLC

By:  /s/ Timothy J. Keating
       Timothy J. Keating, Manager

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